U.S. SECURITIES AND EXCHANGE COMMISSION Washington D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934

                     Date of Report October 14, 2004

                   ART'S-WAY MANUFACTURING CO., INC.
        (Exact Name of Registrant As Specified In Its Charter)

       Delaware                      0-05131            42-0920725
(State Or Other Jurisdiction of    (Commission         (IRS Employer
Incorporation or Organization)      File No.)         Identification
                                                        Number)

                              P.O. Box 288
                           Armstrong, IA 50514
            (Address of Principal Executive Offices) (Zip Code)

                            (712) 864-3131
                          (Telephone Number)

                            Not Applicable
      (Former name or former address, if changed since last report.)

ITEM 8.01 FINANCIAL INFORMATION ON COMPANY'S QUARTER ENDED FEBRUARY 28, 2005


ART'S-WAY FIRST QUARTER AND 3 MONTHS RESULTS

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc. today (April 7,
2005) released the following results for the fiscal first quarter and three months ended February 28, 2005.

Highlights:

    "   Net sales increased $968,000 compared to the same period a year ago.
    "	Gross profit increased $621,000 compared to the same period a year ago.
    "	Net income before tax increases $496,000.
    " Our revolving line of credit agreement was renewed in March 2005 to extend the due date to March 2006 and increase the available balance by one million dollars.

                              (All figures in thousands of dollars except
                               per share amounts) Quarter Ended February 28,
                                       2005 February 29, 2004

Net Sales. . . . . . . . . . . .    $  3,592              $ 2,624
Gross Profit . . . . . . . . . .       1,255                  634
Income from Operations . . . . .         531                   57
Interest and Other Expense . . .          12                   33
Income before Income Tax . . . .         520                   24
Income Tax Expense . . . . . . .         177                    -
Net Income . . . . . . . . . . .         343                   24
Basic Income Per Share (a) . . .    $   0.18              $  0.01
Diluted Income Per Share (b) . .    $   0.17              $  0.01

(a) Basic income per share based on the weighted average number of shares outstanding 1,938,176 for the quarter ended February 28, 2005 and 2004.
(b) Diluted income per share based on the weighted average number of shares outstanding 1,964,784 and 1,958,196 for the quarters ended
February 28, 2005 and 2004, respectively.

Sales for the quarter ended February 28, 2005 were increased $968,000 compared to the same period in 2004, principally due to the significant increase in Art's-Way branded products. Our new grinder mixers and land planes were two of the product lines showing increases in the first quarter. As a result of increase in sales of Art's-Way branded whole goods, we pushed our production of OEM manufactured blowers into the later part of the first quarter and second quarter. This resulted in a decrease in OEM sales for the first quarter of $533,000. We expect to see OEM sales rebound in the second quarter.

Our gross profit percentage for the first quarter of 2005 was up 10.8%, from 24.1% in fiscal 2004 to 34.9% in fiscal 2005. We saw steel prices starting to rise in the first quarter of 2004, but at that time we were unable to pass the price increase along to our customers. The profit number from the first quarter of 2005 reflects the impact of passing on the price increase experienced throughout 2005. The swing in product mix discussed above also impacted our gross profit. Those issues, coupled with the consolidation of our two manufacturing facilities impacted on our gross profit percentage.

Our net income increased by $319,000 or 136% despite the fact that we had to start recognizing income tax expense due to the recognition of all our deferred tax asset in prior periods. We expect to record income tax expense each quarter as we earn profits going forward. While we are recording income tax expense we will not pay out those expenses in cash until we deplete our net operating loss carry forward, which is currently at approximately $3,120,000 at present.

The order backlog as of February 28, 2005 remains strong at $4,104,000 compared to $4,060,000 one year ago.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet and potato harvesting equipment, edible bean equipment, land maintenance equipment, finished mowing and crop shredding equipment, seed planting equipment. Art's-Way also produces haylage machinery for several original equipment manufacturers (OEM's). Art's-Way also manufactures and distributes truck bodies used in the agricultural, industrial and commercial industries. After market service parts availability is also an important part of the Company's business.

This news release may include "forward-looking statements" within the meaning of the federal securities laws. These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties such as quarterly fluctuations in results, customer demand for our products, the actions of our competitors, economic conditions, and management of growth. We caution readers not to place undue reliance upon any such forward-looking statements, as actual results may differ materially from expectations. More information about potential factors that could affect our business and financials results is included in our filings with the SEC.

The information in this Current Report on Form 8-K shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Art's-Way Manufacturing Co., Inc.
                                             (Registrant)

Date: April 7, 2005                      By: /s/ John C. Breitung

                                     John C. Breitung, President and CEO